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INDEPENDENT AUDITORS' CONSENT



Merrill Lynch Global Technology Fund, Inc.



We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-48929 of our report dated May 18, 1998 appearing in the Statement of Additional Information, which is a part of such Registration Statement.



Deloitte & Touche LLP



Princeton, New Jersey


May 18, 1998